Exhibit 12.1

PORTOLA PHARMACEUTICALS, INC.

STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

Our earnings were insufficient to cover fixed charges for the nine months ended September 30, 2015, and the years ended December 31, 2014, 2013 and 2010. The following table sets forth our deficiency of earnings to cover fixed charges for the nine months ended September 30, 2015, and the years ended December 31, 2014, 2013 and 2010.

	Nine Months Ended September 30,	Year Ended December 31,
	2015	2014	2013	2012		2011		2010
Fixed charges:
Interest expense	$0	$0	$0		$0		$21	$380
Estimated interest portion of rental expense	287	433	421		409		404	370

Total fixed charges	$287	$433	$421		$409		$425	$750

Earnings:
(Loss) income before income taxes	$(160,399)	$(137,125)	$(83,352)		$11,366		$19,984	$(17,475)
Fixed charges per above	287	433	421		409		425	750

Earnings	$(160,112)	$(136,692)	$(82,931)		$11,775		$20,409	$(16,725)

Ratio of earnings to fixed charges	N/A	N/A	N/A		29:1		48:1	N/A
Deficiency of earnings available to cover fixed charges	$(160,399)	$(137,125)	$(83,352)	$	N/A	$	N/A	$(17,475)